Exhibit 10.24

RELEASE

THIS RELEASE (this “Release”) is made as of this 8th day of December, 2006, by and between Language Line, Inc., a Delaware corporation (the “Company”) and Mathew Gibbs (“Executive”).

PRELIMINARY RECITALS

A. Executive and the Company entered into that certain Employment Agreement, dated as of June 11, 2004 (the “Agreement”).

B. Executive’s employment with the Company as Chief Financial Officer has terminated.

C. In connection with the termination of Executive’s employment under the Agreement, Executive is entitled to certain payments and other benefits, subject to Executive’s execution, delivery and non-rescission of this Release.

D. As further consideration for execution of this Release, the Company has agreed to provide the benefits set forth on Exhibit A attached hereto.

AGREEMENT

In consideration of the payments and other benefits due Executive under the Agreement, the additional benefits to be provided to Executive set forth on Exhibit A attached hereto and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

A.	Release

1. Executive, intending to be legally bound, does hereby, on behalf of himself and his agents, representatives, attorneys, assigns, heirs, executors and administrators (collectively, the “Executive Parties”) REMISE, RELEASE AND FOREVER DISCHARGE the Company, its affiliates, subsidiaries, parents, joint ventures, and its and their officers, directors, shareholders, members, managers and employees, and its and their respective successors and assigns, heirs, executors, and administrators (collectively, the “Company Parties”) from all causes of action, suits, debts, claims and demands whatsoever in law or in equity, which Executive or any of the Executive Parties ever had, now has, or hereafter may have, by reason of any matter, cause or thing whatsoever, from the beginning of Executive’s initial dealings with the Company to the date of this Release, and particularly, but without limitation of the foregoing general terms, any claims arising from or relating in any way to (i) Executive’s employment relationship with Company, the terms and conditions of that employment relationship, and the termination of that employment relationship, including, but not limited to, any claims arising under the Age Discrimination in Employment Act, as amended, 29 U.S.C. § 621 et seq., Title VII of The Civil Rights Act of 1964, as amended, 42 U.S.C. § 2000e et seq., the Civil Rights Act of 1966, 42 U.S.C. §1981, the Civil Rights Act of 1991, Pub. L. No. 102-166, the Americans with Disabilities Act, 42 U.S.C. §12101 et seq., the Age Discrimination in Employment Act, as

amended, 29 U.S.C. §621 et seq., the Fair Labor Standards Act, 29 U.S.C. §201 et seq., the National Labor Relations Act, 29 U.S.C. §151 et seq., and any other claims under any federal, state or local common law, statutory, or regulatory provision, now or hereafter recognized, and any claims for reasonable attorneys’ fees and costs, but not including such claims to (A) payments, benefits and other rights provided Executive under the Agreement or (B) as may be due Executive, during the period following the termination of his employment, under any employee benefit plan of the Company in accordance with the terms of such plan. This Release is effective without regard to the legal nature of the claims raised and without regard to whether any such claims are based upon tort, equity, implied or express contract or discrimination of any sort. Except as specifically provided herein, it is expressly understood and agreed that this Release shall operate as a clear and unequivocal waiver by Executive of any claim for accrued or unpaid wages, benefits or any other type of payment and (ii) the repurchase by Language Line Holdings, LLC (“Holdings”) of 900,000 of your vested Class C Common Units of Holdings Units and 3,300,000 of your unvested Holdings, including but not limited to (A) the determination of fair market value of the vested Class C Common Units and the Purchase Price paid for the repurchase of all such Class C Common Units and (B) all rights of Executive as a member of Holdings based on his ownership of such Class C Common Units that have been repurchased by Holdings.

2. Executive expressly waives all rights afforded by any statute which limits the effect of a release with respect to unknown claims. Executive understands the significance of his release of unknown claims and his waiver of statutory protection against a release of unknown claims.

3. Executive agrees that he will not be entitled to or accept any benefit from any claim or proceeding within the scope of this Release that is filed or instigated by him or on his behalf with any agency, court or other government entity.

4. Executive further agrees and recognizes that he has permanently and irrevocably severed his employment relationship with the Company, that he shall not seek employment with the Company or any affiliated entity at any time in the future, and that the Company has no obligation to employ him in the future.

5. The parties agree and acknowledge that the Agreement, and the settlement and termination of any asserted or unasserted claims against the Company and the Company Parties pursuant to this Release, are not and shall not be construed to be an admission of any violation of any federal, state or local statute or regulation, or of any duty owed by the Company or any of the Company Parties to Executive.

6. Executive certifies and acknowledges as follows:

(a) That he has read the terms of this Release, and that he understands its terms and effects, including the fact that he has agreed to RELEASE AND FOREVER DISCHARGE the Company and all Company Parties from any legal action or other liability of any type related in any way to the matters released pursuant to this Release other than as provided in the Agreement and in this Release;

(b) That he has signed this Release voluntarily and knowingly in exchange for the consideration described herein, which he acknowledges is adequate and satisfactory to him and which he acknowledges is in addition to any other benefits to which he is otherwise entitled;

(c) That he has been and is hereby advised in writing to consult with an attorney prior to signing this Release;

(d) That he does not waive rights or claims that may arise after the date this Release is executed or those claims arising under (i) the Agreement with respect to payments, benefits and other rights due Executive on the date of, or during the period following, the termination of his Employment and (ii) any employee benefit plan of the Company, in accordance with the terms of such plan, as such plan relates to benefits to which Executive is entitled following the termination of Executive’s employment;

(e) That the Company has provided him with a period of twenty-one (21) days within which to consider this Release, and that Executive has signed on the date indicated below after concluding that this Release is satisfactory to him;

(f) That he has seven (7) calendar days after signing this Release within which to rescind this Release, in writing and delivered to the Company; and

(g) That at no time prior to or contemporaneous with his execution of this Release has he filed or caused or knowingly permitted the filing or maintenance, in any state, federal or foreign court, or before any local, state, federal or foreign administrative agency or other tribunal, any charge, claim or action of any kind, nature and character whatsoever (“Claim”), known or unknown, suspected or unsuspected, which he may now have or has ever had against the Company Parties which is based in whole or in part on any matter referred to in Section 1 above; and, subject to the Company’s performance under this Release, to the maximum extent permitted by law, Executive is prohibited from filing or maintaining, or causing or knowingly permitting the filing or maintaining, of any such Claim in any such forum. Executive hereby grants the Company his perpetual and irrevocable power of attorney with full right, power and authority to take all actions necessary to dismiss or discharge any such Claim. Executive further covenants and agrees that he will not encourage any person or entity, including but not limited to any current or former employee, officer, director or stockholder of the Company, to institute any Claim against the Company Parties or any of them, and that except as expressly permitted by law or administrative policy or as required by legally enforceable order he will not aid or assist any such person or entity in prosecuting such Claim.

7. Each of the Executive and the Company hereby waives his/its rights to a jury trial of any claim or cause of action based upon or arising out of this Release or any dealings between such parties relating to the subject matter hereof. Each of the Executive and the Company also waives any bond or surety or security upon such bond which might, but for this waiver, be required of the other party. The scope of this waiver is intended to be all-encompassing of any and all disputes that may be filed in any court and that relate to the subject matter of this Release, including, without limitation, contract claims, tort claims, breach of duty claims, and all other common law and statutory claims. EACH OF THE EXECUTIVE AND THE COMPANY ACKNOWLEDGES THAT THIS WAIVER IS A MATERIAL INDUCEMENT TO ENTER INTO THIS RELEASE, THAT EACH HAS ALREADY RELIED ON THIS WAIVER IN ENTERING INTO THIS RELEASE AND THAT EACH WILL CONTINUE TO RELY ON

THIS WAIVER IN ITS RELATED FUTURE DEALINGS. Each of the Parties further represents and warrants that he or it has had an adequate opportunity to consider this waiver and to consult with legal counsel with respect hereto, and that he or it knowingly and voluntarily waives its jury trial rights. This waiver shall apply to any subsequent amendments, renewals, supplements or modifications to this Release. In the event of litigation, this Release may be filed as a written consent to a trial by the court.

B.	Cooperation.

1. Executive shall cooperate with the Company and its subsidiaries in any internal investigation, any administrative, regulatory or judicial investigation or proceeding or any dispute with a third party (collectively, “Proceeding”) as reasonably requested by the Company (including, without limitation, Executive being available to the Company upon reasonable notice for interviews and factual investigations, appearing at the Company’s request to give testimony without requiring service of a subpoena or other legal process, volunteering to the Company all pertinent information and turning over to the Company all relevant documents which are or may come into Executive’s possession, all at times and on schedules that are reasonably consistent with Executive’s other permitted activities and commitments) and to the extent that such Proceeding arises from or relates in any way to facts or circumstances that existed prior to the termination of Executive’s employment (whether or not known at the time of such termination of employment), acts or omissions taken by the Company or its subsidiaries prior to the termination of Executive’s employment or acts or omissions taken by Executive while employed by the Company.

2. In the event the Company requires Executive’s cooperation in accordance with this Section B, the Company shall reimburse Executive solely for reasonable travel expenses (including lodging and meals) upon submission of receipts and shall not unreasonably interfere with Executive’s schedule in any such request.

C.	Miscellaneous

1. This Release and the Agreement, and any other documents expressly referenced therein, constitute the complete and entire agreement and understanding of Executive and the Company with respect to the subject matter hereof, and supersedes in its entirety any and all prior understandings, commitments, obligations and/or agreements, whether written or oral, with respect thereto; it being understood and agreed that this Release and including the mutual covenants, agreements, acknowledgments and affirmations contained herein, is intended to constitute a complete settlement and resolution of all matters set forth in Section 1 hereof.

2. The invalidity or unenforceability of any provision of this Release shall not affect the validity or enforceability of any other provision of this Release, which shall otherwise remain in full force and effect.

3. This Release may be executed in separate counterparts, each of which shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

4. The obligations of each of the Company and the Executive hereunder shall be binding upon their respective successors and assigns. The rights of each of the Company and the Executive and the rights of the Company Parties shall inure to the benefit of, and be enforceable by, any of the Company’s, the Executive’s and the Company Parties’ respective successors and assigns. The Company may assign all rights and obligations of this Release to any successor in interest to the assets of the Company.

5. No amendment to or waiver of this Release or any of its terms shall be binding upon any party hereto unless consented to in writing by such party.

6. ALL ISSUES AND QUESTIONS CONCERNING THE CONSTRUCTION, VALIDITY, ENFORCEMENT AND INTERPRETATION OF THIS RELEASE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, WITHOUT GIVING EFFECT TO ANY CHOICE OF LAW OR CONFLICT OF LAW RULES OR PROVISIONS (WHETHER OF THE STATE OF NEW YORK OR ANY OTHER JURISDICTION) THAT WOULD CAUSE THE APPLICATION HERETO OF THE LAWS OF ANY JURISDICTION OTHER THAN THE STATE OF NEW YORK.

Intending to be legally bound hereby, Executive and the Company executed the foregoing Release this 8th day of December 2006.

/s/ Matthew Gibbs
Matthew Gibbs

Witness:

/s/ Jeffrey Grace
Jeffrey Grace

Language Line, Inc.

By:	/s/ Dennis G. Dracup
Name: Dennis G. Dracup
Title: CEO

EXHIBIT A

1. Executive shall be entitled to severance payments in an aggregate amount equal to $45,937.50, which amount (a) represents the amount of salary that would be paid to Executive had Executive been employed for an additional two months and (b) shall be paid to Executive in equal monthly installments at his current rate of salary, with the last payment being made on February 28, 2007.

2. Executive shall be entitled to receive the amount of the bonus for fiscal year 2006 (based on the Investment Plan Target and Investment Plan currently in effect for Executive) that Executive would have received if Executive had been employed on December 31, 2006 and such bonus will be paid to Executive at the time that the Company pays a bonus for 2006 to the Chief Executive Officer of the Company.

3. Executive shall be entitled to receive the health benefits at the same level as currently provided to Executive as of the date hereof through December 31, 2007, with 100% of the premiums for such benefits to be paid by the Company during such period.

4. Company shall extend coverage for Executive under its Directors and Officers insurance policy, through December 31, 2007.